Exhibit 3.3 Article Fourth of the Certificate of Incorporation, as amended effective June 26, 2003.

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                FONAR CORPORATION

     FONAR Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify:

     First: The name of the Corporation is FONAR Corporation.

     Second: In accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, Section "A" of Article "FOURTH" of the Certificate of Incorporation has been amended to read as follows:

"A. Classes and Number of Shares.

     The total number of shares of stock which the Corporation shall have the authority to issue 142,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have the authority to issue are as follows:

     1. One Hundred Ten million (110,000,000) shares of Common Stock with a par value of $.0001 per share.

     2. Four million (4,000,000) shares of Class B Common Stock, having a par value of $.0001 per share.

     3. Ten million (10,000,000) shares of Class C Common Stock, having a par value of $.0001 per share.

     4. Ten million (10,000,000) shares of Preferred Stock, having a par value of $.001 per share. The Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted by the board of directors of the Corporation.

     5. Eight million (8,000,000) shares of Class A Non- voting Preferred Stock, having a par value of $.0001 per share."

     Third: Sections "B", "C" and "D" of Article "FOURTH" are unchanged and shall remain full force and effect.

     IN WITNESS WHEREOF, FONAR Corporation has caused this Certificate to be signed by its President and attested by its Secretary, this 24th day of June, 2003.

                                        FONAR Corporation

                                        By:

                                        /s/Raymond V. Damadian
                                        Raymond V. Damadian
                                        President
ATTEST:

/s/David B. Terry
David B. Terry, Secretary